Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Gregg Waldon
Chief Financial Officer
SoftBrands, Inc.
gregg.waldon@softbrands.com
612-851-1805
Cameron Smith
Public Relations Manager
Infor
cameron.smith@infor.com
678-319-8280
GOLDEN GATE CAPITAL AND INFOR COMPLETE ACQUISITION OF SOFTBRANDS
Minneapolis, Minn., Aug. 13, 2009 — SoftBrands, Inc. (NYSE Amex: SBN) today announced the completion of its acquisition by an affiliate of Golden Gate Capital and Infor. Holders of SoftBrands’ common shares will receive $0.92 in cash per common share as a result of the transaction.
On Aug. 12, 2009, stockholders of SoftBrands approved the transaction. Approximately 42.0 million shares were voted (in person or by proxy) at the special meeting of stockholders held Aug. 12, 2009, representing 67.7 percent of SoftBrands’ total outstanding voting shares as of the July 8, 2009 record date. Of those shares voting, approximately 41.3 million shares voted in favor of approval of the merger agreement, representing 98.4 percent of the shares that were voted.
On Aug. 13, 2009, prior to the effective time of the merger, SoftBrands assigned its right, title and interest in and to its 10 percent interest in the net proceeds of the AremisSoft Liquidating Trust to warrantholder Capital Resource Partners IV, L.P. and the individuals holding SoftBrands stock immediately prior to the effective time of the merger.
Shares of SoftBrands will be de-listed from the NYSE Amex market.
About Golden Gate Capital
Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $8 billion of capital under management. Golden Gate is dedicated to partnering with world-class management teams to invest in change-intensive, growth businesses. The firm targets investments where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including leveraged buyouts, recapitalizations, corporate divestitures and spin-offs, build-ups and venture stage investing. For more information, visit www.goldengatecap.com.

About Infor
Infor acquires and develops functionally rich software backed by thousands of domain experts and then makes it better through continuous innovation, faster implementations, global enablement, and flexible buying options. In a few short years, Infor has become one of the largest providers of business software in the world. For additional information, visit www.infor.com.
About SoftBrands
SoftBrands, Inc is a leader in providing software solutions for the businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 740 employees, is headquartered in Minneapolis with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.